SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

September 9, 2005

Date of report (Date of earliest event reported)

BUCA, INC.

(Exact Name of Registrant as Specified in its Charter)

Minnesota	0-25721	41-1802364
(State of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1300 Nicollet Mall, Suite 5003 Minneapolis, Minnesota	55403
(Address of Principal Executive Offices)	(Zip Code)

Telephone Number: (612) 225-3400

(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

BUCA, Inc. (the “Company”) and certain of its direct and indirect subsidiaries (together with the Company, collectively, the “Borrowers”) are parties to a Credit Agreement dated as of November 15, 2004 (as amended, the “Credit Agreement”) with Wells Fargo Foothill, Inc. (“Wells Fargo”) and Ableco Finance LLC (“Ableco”), as lenders, and Wells Fargo, as the arranger and administrative agent for such lenders (together with such lenders, the “Lender Group”), pursuant to which Wells Fargo has provided to the Borrowers a revolving credit facility and a term A loan facility and Ableco has provided to the Borrowers a term B loan facility.

On September 9, 2005, the Company completed the sale and simultaneous leaseback of eight restaurant locations with CRIC-Ciao, LLC, an affiliate of CRIC Capital, at a sale price of $17.5 million (the “Sale Leaseback Transaction”). The net proceeds of the Sale Leaseback Transaction were used to prepay, in its entirety, the outstanding term B loan facility with Ableco and to prepay a portion of the outstanding term A loan facility with Wells Fargo. A premium equal to four percent of the outstanding principal amount of the term B loan was paid in connection with the prepayment of the term B loan facility.

Concurrently with the closing of the Sale and Leaseback Transaction, the Borrowers entered into an agreement (the “Amendment and Consent”) with the members of the Lender Group. A copy of the Amendment and Consent is attached as Exhibit 10.1 to this report and is incorporated herein by reference. Pursuant to the Amendment and Consent, the Lender Group consented to the Sale Leaseback Transaction (subject to the prepayment of the term B loan facility and term A loan facility as provided above), agreed to ease the minimum EBITDA coverage required for relevant testing periods in fiscal year 2007, and agreed to amend the Credit Agreement in certain other respects. In consideration for such consent and amendment, the Borrowers agreed to increase the interest rate on each of the remaining term loan A facility and the revolving credit facility by 2.25% per annum.

Item 2.01. Completion of Acquisition or Disposition of Assets.

On September 9, 2005, the Company completed the sale and simultaneous leaseback of eight restaurant locations with CRIC-Ciao, LLC, an affiliate of CRIC Capital, at a sale price of $17.5 million.

Item 9.01. Financial Statements and Exhibits

(c)	Exhibits

10.1	Amendment Number Two to Credit Agreement and Consent

SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: September 15, 2005	BUCA, INC.
(Registrant)

	By	/s/ Wallace B. Doolin
Wallace B. Doolin
Chairman, President and Chief Executive Officer